Schedule II


                      CONSOLIDATED RAIL CORPORATION
                     VALUATION AND QUALIFYING ACCOUNTS
                     FOR THE YEARS ENDED DECEMBER 31,
[CAPTION]
                               (In Millions)

                                            Additions
                                      ----------------------
                           Balance at Charged to  Charged                Balance
                           Beginning   Costs and   to Other              At End
Description                of Period   Expenses   Accounts   Deductions   of Period
-----------               ----------- ----------- ---------  ----------  ----------
                                                    (1)

1994
Casualty reserves
   Current...............    $ 93                             $(10) (2)      $103
   Noncurrent............     132        $175      $ 12        107  (3)       212

Allowance for disposition
  of property and
  equipment (4)...........    256                               15            241


1995
Casualty reserves
   Current...............     103                               (4) (2)       107
   Noncurrent............     212         174        14        183  (3)       217

Allowance for disposition
  of property and
  equipment (4) (5).......    241         261                   63            439


1996
Casualty reserves
   Current...............     107                              (31) (2)       138
   Noncurrent............     217         168        11        206  (3)       190

Allowance for disposition
  of property and
  equipment (4)............   439                               31            408



(1) Includes charges to property accounts in connection with construction projects and the recording of receivables from third parties.

(2)  Includes net transfers from noncurrent.

(3)  Transfers to current.

(4) Deductions of $15 million, $63 million and $31 million in 1994, 1995 and 1996, respectively, represent net losses on asset dispositions.

(5) In 1995, the Company recorded an asset disposition charge, which resulted from a review of the Company's route system and other operating assets to determine those that no longer effectively and economically support current and expected operations. The Company identified and has committed to sell 1,800 miles of rail lines that are expected to provide proceeds substantially less than net book value. In addition, other assets, principally yards and side tracks, identified for disposition have been written down to estimated net realizable value.


                                    S-1
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